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Nq 4 (o)

                             Income4Life Solution
                             Annuity Income Rider

                     Effective Date:_____________________

This Income4Life Solution Rider is made a part of the Contract to which it is attached. The following provisions apply, after the effective date of this Rider, in lieu of any provisions in the Contract (including any attachments to the Contract) to the contrary. This Annuity Income Rider provides a periodic income while allowing Withdrawals from an Account Value. This Rider is only available for Non-qualified Contracts. No Additional Purchase Payments will be accepted after the Annuity Commencement Date.


                                 Defined Terms

Access Period - The length of time, in years, that the Owner may opt to surrender the Contract or make Withdrawals from the Contract. The length of this period is shown on the Contract Data Page(s).

Account Value - During the Access Period there will be an Account Value. The Account Value will be equal to the sum of the values of all the Accumulation Units attributable to the Contract on any valuation date and the value of fixed monies, if any, in the Contract.

Lifetime Income Period - The period that begins after the Access Period and continues for as long as any Annuitant is living, provided the Contract has not been surrendered. In any event, if a lifetime income guaranteed period is elected Regular Income payments to be made during the Lifetime Income Period will be paid for the entire guaranteed period. The length of the lifetime income guaranteed period is shown on the Contract Data Page(s).

Regular Income - The variable, periodic income amounts paid, under this Rider, to the Owner or the Owner's designee both during the Access Period and after the Access Period for as long as the Annuitant is living.

Surrender value - During the Access Period, the Account Value less any applicable Contingent Deferred Sales Charges and Market Value Adjustment, if any.

Withdrawals - Additional income amounts requested by the Owner during the Access Period.


                             Regular Income Payment

All Regular Income payments will be made in accordance with the requirements of section 401(a)(9) of the Code.


Determination of the Initial Regular Income Payment

The initial Regular Income payment will be determined on the basis of the Contract Value on the effective date of this Rider, the age and gender of the Annuitant(s); the Annuity Payment Option selected; the length of the Access Period and the assumed interest rate selected. The initial regular income payment due date is [14] calendar days after the effective date of this Rider. The annuity factors use an assumed interest rate of [ 0% - 7% ], as selected by the Owner, and when applicable the [ 1983 `a' Individual Annuity Mortality Table ], modified.

Regular Income payments may be made monthly, quarterly, semi-annually or annually, as selected by the Owner.

Determination of Subsequent Regular Income Payments

Subsequent Regular Income payments will be adjusted up or down with the net investment performance of the selected fixed and/or variable investment sub-accounts relative to the assumed interest rate selected.

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During the Access Period each subsequent Regular Income payment is determined by dividing the Account Value as of the valuation date [ 14 ] days prior to the Regular Income payment due date by 1000 and multiplying this result by the annuity factor adjusted for the remaining annuity period.

At the end of the Access Period, the periodic Regular Income payment will be converted to annuity units at the then current annuity unit value. Subsequent Regular Income payments will be determined by multiplying the Annuity Unit value for the Variable sub-account for the date each payment is due by a constant number of Annuity Units as shown in the Variable Annuity Payouts section of the Contract.

The annuity unit value for any valuation period for any variable sub-account is determined by multiplying the annuity unit value for the immediately preceding valuation period by the product of (a) the daily factor raised to a power equal to the number of days in the current valuation period and (b) the accumulation unit value of the same variable sub-account for this valuation period divided by the accumulation unit value of the same variable sub-account for the immediately preceding valuation period.

The daily factor is equal to (1+ assumed interest rate) * (1/365).

There will be no [ Market Value Adjustment, if any, ] Contingent Deferred Sales Charges applied to Regular Income payments.

Provided that the Owner does not surrender the Contract during the Access Period, the Regular Income payment will continue for the Lifetime Income Period. Subsequent Regular Income payments during the Lifetime Income Period will continue to be adjusted up or down with the performance of the selected fixed and/or variable investment sub-accounts in the same manner described above.

The amount of each subsequent Regular Income payment is not guaranteed, even if invested in a Fixed Account.


                                 Account Value

The initial Account Value is the contract value on the effective date of this Rider, less any applicable premium taxes. Premium tax, if any, is deducted immediately During the Access Period the Account Value will be increased/decreased by any net investment gains/losses and will be reduced by Regular Income payments made and any Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue Regular Income payments for the Lifetime Income Period and will continue to be adjusted for investment gains/losses. There will no longer be an Account Value.


                                 Access Period

During the Access Period, and subject to LNL's approval, the Access Period may be extended or shortened, within the minimum and maximum lengths available at the time of change. Written notice of the change request must be sent to LNL. If the Access Period is changed subsequent regular income payments will be adjusted accordingly, and the Account Value remaining at the end of the new Access Period will be applied to continue Regular Income payments for as long as the Annuitant is living.


                        Valuation of Accumulation Units

The daily charge imposed in a Variable Sub-account for any valuation period represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the valuation period. On an annual basis, this daily charge will not exceed [ 2.20% ].


                               Withdrawal Option

During the Access Period the Owner may make Withdrawals of amounts up to the surrender value. Withdrawals will be subject to the terms of the [ Market Value Adjustment section of the Contract, if any, and to the ]

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Contingent Deferred Sales Charges, if any, as shown in the Withdrawal Option and the Contingent Deferred Sales Charges sections of the Contract, if any.

Withdrawals will reduce subsequent Regular Income payments in proportion to the Account Value withdrawn.

                                Surrender Option

During the Access Period, the Owner may surrender the Contract for the surrender value. A surrender of the Contract will be subject to the terms of the [ Market Value Adjustment section of the Contract, if any, and to the ] Contingent Deferred Sales Charge sections of the Contract, if any, as shown in the Surrender Option section and the Contingent Deferred Sales Charges sections, if any, of the Contract. If the Contract is surrendered, no further Regular Income payments will be made and the Contract and this Rider will terminate.


                                Transfer Option

The Owner may direct a transfer of any portion of the Account Value subject to the terms of the Transfer Option section of the Contract.


                  Waiver of Contingent Deferred Sales Charges

During the Access Period, Contingent Deferred Sales Charges (CDSC) as shown in the Contingent Deferred Sales Charges section of the contract, if any, will not apply to Regular Income. CDSC may, however, apply to the Surrender and withdrawal Options shown above unless specifically waived in the Contract to which this rider is attached. The [Income4Life Solution] annuitization option, however, is not initialized until after the Access Period.


                                Survivor Benefit

Attachment of this Rider immediately replaces and terminates any Death Benefit previously in effect.

During the Access Period.

The survivor benefit will be equal to the Account Value as of the date the death claim is approved by LNL for payment. Payment of the survivor benefit will terminate the Contract and this Rider.

Annuitant
---------
If there is a single Annuitant, upon the death of the Annuitant the Owner or Joint Owners (if there are two or more Joint Owners, only the pre-designated Joint Owner), if applicable, may elect to continue the Regular Income payments until the Account Value is exhausted, or may elect to receive the survivor benefit proceeds in a lump sum.

If there are Joint Annuitants, upon the first death of the Joint Annuitants the Owner or Joint Owners (if there are two or more Joint Owners, only the pre-designated Joint Owner), if applicable may elect to continue receiving Regular Income payments or may elect to receive the survivor benefit proceeds in a lump sum. If Regular Income payments continue, the Regular Income payment and Access Period will be adjusted accordingly for a single Annuitant income.

Owner
-----
If there is a single Owner, upon the death of the Owner the designated Beneficiary(s) may elect to continue the Regular Income payments until the end of the Access Period or may elect to receive the survivor benefit proceeds in a lump sum.

If there is an Owners and one or more than one Joint Owner, upon the death of either the Owner or any one of the Joint Owners the surviving Owner or Joint Owner, or in the case of multiple Joint Owners, the pre-designated Joint Owner may elect to continue the Regular Income payments until the end of the Access Period, or may elect to receive the survivor benefit proceeds in a lump sum.

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If the Owner or Joint Owner is also the Annuitant, then the above provisions regarding the death of the [Annuitant] [Owner] will apply.


During the Lifetime Income Period.

The survivor benefit will be the remaining guaranteed Regular Income payments, if any; otherwise, there is no survivor benefit.

Annuitant
---------
If there is a single Annuitant, upon the death of the Annuitant the designated Beneficiary(s) will continue to receive the Regular Income payments for the remainder, if any, of the lifetime income guaranteed period; otherwise, the Contract and this Rider will terminate.

If there are Joint Annuitants, upon the first death of a Joint Annuitant the Regular Income payments will continue for as long as the surviving joint Annuitant is living. In any event, Regular Income payments will continue for the remainder, if any, of the lifetime income guaranteed period.

A lump-sum payment of the commuted value of the remaining, if any, Regular Income payments in the lifetime income guaranteed period may be offered after the death of the single Annuitant or both Joint Annuitants.]

Owner
-----
If there is a single Owner, upon the death of the Owner the designated Beneficiary(s) will continue to receive the Regular Income payments for the Lifetime Income Period.

If there is an Owners and one or more than one Joint Owner, upon the death of either the Owner or any one of the Joint Owners the surviving Owner or Joint Owner, or in the case of multiple Joint Owners, the pre-designated Joint Owner will receive the Regular Income payments for the Lifetime Income Period.

If the Owner or Joint Owner is also the Annuitant, then the above provisions regarding the death of the [Annuitant] [Owner] will apply.


                  The Lincoln National Life Insurance Company

                     /s/ Nancy J. Alford

                         Nancy J. Alford, Vice President


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